                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement  INFORMATION STATEMENT

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             NOVATEK INTERNATIONAL
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                          NOVATEK INTERNATIONAL, INC.
                                8990-H ROUTE 108
                           COLUMBIA, MARYLAND  21044



                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO
                         BE HELD ON SEPTEMBER 30, 1996


To:  Shareholders of Novatek International, Inc.

     The annual meeting of the shareholders of Novatek International, Inc. will be held at JW Mariott Hotel at National Place, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004, on September 30, 1996, at 9:00 a.m., for the following purposes:

     1. To elect five (5) directors to hold office during the year following the annual meeting or until their successors are elected or duly appointed and qualified under Colorado law;

     2. To authorize an amendment to the Articles of Incorporation to change the Company's name to Medical Diagnostic Products, Inc.;

     3. To ratify the proposed sale of the Company's construction business segment, or portion thereof, and to authorize the Board of Directors to take such action as they deem appropriate and in the best interests of the Company in connection therewith;

     4. To ratify the appointment of Ahearn, Jasco + Company, P.A. as auditors of the Corporation for 1996; and

     5. To transact such other business as may properly come before the meeting.

     The close of business on September 3, 1996, has been fixed as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting.

     BY ORDER OF THE BOARD OF DIRECTORS


September 10, 1996             ______________________________
                                  Anthony Sebro, Secretary

                          NOVATEK INTERNATIONAL, INC.
                                8990-H ROUTE 108
                           COLUMBIA, MARYLAND  21044



                             INFORMATION STATEMENT

Information Concerning the Information Statement
- ------------------------------------------------

     This statement is furnished in connection with the Annual Shareholders Meeting (the "Annual Meeting") of Novatek International, Inc. (the "Company"), a Colorado corporation, to be held on September 30, 1996. The Information statement is being mailed to shareholders of record at the close of business on September 3, 1996. You are invited to attend the Annual Meeting but you are not requested to respond to this Information Statement.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     The cost of preparing, assembling and mailing the Information Statement and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the material to the beneficial owners of shares held of record by such persons will be borne by the Company.

Quorum and Voting
- -----------------

     Only shareholders of record at the close of business on September 3, 1996, are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 13,807,727 shares of Common Stock. Each share has one vote. One-third of the outstanding shares is required to be present in person or by proxy at the meeting for there to be a quorum for purposes of proceeding with the Annual Meeting. A simple majority of the shares present in person or by proxy at the Annual Meeting, at which a quorum is present, is required to elect directors and to ratify the appointment of auditors. A majority of the issued and outstanding shares of common stock will be required to approve the amendment to the Company's Articles of Incorporation and to ratify the proposed sale of the Company's construction segment.

Stock Ownership by Management and Others
- ----------------------------------------

     The following table provides information concerning the beneficial ownership of common stock of the Company by each director and nominee for director, certain executive officers, and by all directors and officers of the Company as a group as of September 3, 1996. In addition, the table provides information concerning the beneficial owners known to the Company to hold more than 5 percent of the outstanding common stock of the Company as of September 3, 1996.

                                             AMOUNT AND NATURE
                                               OF BENEFICIAL    PERCENTAGE
BENEFICIAL OWNERS                             OWNERSHIP/(1)/     OF CLASS

The Celentano Limited Partnership/(2)/           2,002,638        14.42%
987 Hillsboro Mile
Hillsboro Beach, Florida 33062

Pickeral Cove Trust/(2)/                         1,482,632        10.68%
Rt. 125
Milton, New Hampshire 03861

New England Diagnostic Ltd./(2)(3)/             10,918,031        51.59%
4 Butternut Lane
Hingham, Massachusetts 02043

One Up Investment LLC/(2)(4)/                      570,000          .04%
P.O. Box 453
West Haven, Connecticut 06516

Dr. Gaston Oxman (President, Director,                   0            *
 Director Nominee)

William Bandy (Director Nominee)                         0            *

Dr. Rudolf Gallont (Director Nominee)                    0            *

Anthony Sebro (Secretary, Treasurer)                     0            *

Howard Korer/(5)/ (Director)                         5,000            *

Richard Ernest/(5)/ (Director)                       5,000            *

Dr. Jaime Puccio/(5)/ (Director, Director            5,000            *
 Nominee)

Dr. Erik Gray/(5)/ (Director, Director               5,000            *
 Nominee)

Rodolphe Baboun/(5)/ (Director)                      5,000            *

All Officers and Directors
as a Group (9 Persons)                              25,000            *
- ------------------------

*less than 1 percent

/(1)/ Unless otherwise indicated, each person named in the table exercises sole voting and investment power with respect to all shares beneficially owned. Calculation of percentage ownerships takes into account exercise of warrants, the exercise of options, and/or the conversion of convertible debentures held by the beneficial owner or class of beneficial owners only.

/(2)/ Shares issued in connection with recent acquisition by the Company.  See
      "Recent Merger" below.

/(3)/ Includes 7,200,000 shares underlying Convertible Debenture currently held in escrow. See "Recent Merger" below.

/(4)/ Includes 520,000 shares purchased from Pickeral Cove Trust on April 10,
      1996. Joseph E. Celentano, a cousin of Vincent D. Celentano, is the Manager of One Up Investment LLC. See "Recent Merger" below.

/(5)/ Includes 5,000 options available at $5.00 per share.


Recent Merger
- -------------

      On March 5, 1996, Medical Products Inc., an unaffiliated Florida corporation ("MPI"), was merged into Novatek International Holdings, Inc. ("Holdings"), a wholly-owned subsidiary of the Company. Prior to the merger, the two shareholders of MPI were the Celentano Family Limited Partnership, of which Vincent D. Celentano is the General Partner, and the Pickeral Cove Trust, of which Geraldine A. Couture is the Trustee.

      The only business conducted by MPI from its incorporation in November, 1995, through its merger with Holdings has been to enter into a license agreement, as substitute licensee for New England Diagnostics, Ltd. ("NED"), with Universal HealthWatch, Inc., a manufacturer of low cost medical diagnostic kits and to exchange licenses with the Company for distribution of the Company's products in Brazil in exchange for medical diagnostic test distribution rights in The Bahamas. The license agreement grants the exclusive license to distribute 12 specified medical diagnostic tests in South America.

      As a result of the merger, Holdings became the licensee of the license with Universal Health Watch, Inc. Universal Health Watch, Inc. is owned and controlled directly and through affiliated entities by the Vincent D. Celentano family.

      As a result of the merger with MPI, the Celentano Family Limited Partnership, the Pickeral Cove Trust and NED become principal shareholders of the Company. Since the merger, Mr. Celentano has taken an active interest in the Company, as a representative of this shareholder group, and has been instrumental in developing the medical test business segment. NED, which transferred the license to MPI, is owned and controlled by Andreas Schwietzer, a citizen and resident of Switzerland.

     In connection with the merger of MPI into Holdings, the following occurred:

     a. The Company issued 2,002,638 shares of its Common Stock to The Celentano Family Limited Partnership and 2,002,637 shares of its Common Stock to Pickeral Cove Trust in exchange for all of the outstanding shares (7,500 shares of common stock) of MPI.

     b. The Company issued 3,453,125 shares of its Common Stock and issued $125,000 in short term notes and paid $1,300,000 to NED. At the closing of the transaction, the shares were transferred to Rudolph Balboun as nominee for NED. To secure his duties as nominee, Mr. Balboun issued to NED a non-recourse demand promissory note secured by the shares. The shares have subsequently been transferred back to NED upon cancellation of the promissory note. MPI previously paid $950,000 to NED which resulted in payment in full of the balance due to NED on a promissory note in the original face amount of $30,000,000 owing from MPI to NED under the License Agreement. The $3,000,000 note previously issued by the Company to MPI in connection with the prior grant of a license for the Bahamas was canceled.

     c. The Company issued a $36,000,000 face amount, 9% convertible debenture, convertible into 7,200,000 shares of the Company's Common Stock (the "Convertible Debenture") to NED as consideration for NED acquiring for the Company certain sales contracts for products covered by the License Agreement. The Convertible Debenture has been placed in escrow pending the performance by NED of its obligation to acquire these certain sales contracts for the Company.

     d. The Company issued to its investment banker, Joseph Roberts & Co., Inc. ("JRC") 1,000,000 shares of its Common Stock for its assistance in arranging the merger.

     e. The Company has agreed to issue an aggregate of 1,000,000 shares of its Common Stock and paid a retainer of $250,000 to four independent and unaffiliated consultants/finders to further the Company's interests in selling products in Honduras, Costa Rica and Colombia.

     f. In addition, in order to facilitate the merger, the Company issued convertible notes in the face amount of $2,354,000 convertible into the Company's Common Stock at $2.50 per share (the "Convertible Notes"), to certain individuals, including persons who held similar instruments issued by MPI.
These Convertible Notes have been converted into 941,600 shares of Common Stock.

     Until recently, the Company's primary business was developing and marketing a proprietary building construction process involving the use of steel trusses. In the past, the Company's business included fabricating, installing and finishing structures; however, current and future efforts in this business segment are focused on providing manufactured items, without being as involved in the actual process of construction. The principal market for the Company's construction products is residential and commercial buildings. The Company has one ongoing construction project in the Bahamas, and has not been actively pursuing additional manufacturing and installation contracts. Since the merger with MPI, the Company's focus has been on the development of the medical test business segment.

Proposal One - Election of Directors
               ---------------------

     Five (5) directors will be elected at the Annual Meeting to serve for terms of one year expiring on the date of the Annual Meeting in 1997. Each director elected will continue in office until a successor has been elected.

Information Concerning Nominees
- -------------------------------

     The following is information concerning nominees for election as directors of the Company.

     DR. GASTON OXMAN has been President of the Company from July 1, 1996. Dr. Oxman is currently completing his 24th year with the World Health Organization as head of Regional Planning for the Pan American Health Organization (PAHO). Before joining PAHO Dr. Oxman worked at Bells Labs for 10 years as a Senior Researcher, and as a full Professor at the Universities of Chile, Catholic University and State Technical University.

     DR. JAIME PUCCIO has been a Director since January 16, 1996. Dr. Puccio has extensive involvement as a staff member and consultant to the World Health Organization (WHO), Pan American Health Organization (PANO), and the Organization of American States (OAS). He is a director of the Chilean Dental Association and the Chilean Public Health Association.

     DR. ERICK GRAY became a Director on April 30, 1996. Dr. Gray is Chairman and Chief Executive Officer of Universal HealthWatch, Inc., the licensor to the Company under its License Agreement to sell and distribute medical diagnostic kits. Prior to joining Universal HealthWatch, Inc., Dr. Gray was the chief operating officer of New Horizon Diagnostics, a Maryland based medical diagnostic company. Prior thereto, he owned and operated a number of businesses, including a group of family eye care centers. Dr. Gray received his O.D. degree from Southern College of Optometry in 1980.

     WILLIAM BANDY, a nominee, has been President and CEO of United Medical Supply, of Fort Worth, Texas since 1979. The Company markets and distributes medical products from 2,600 suppliers to clients throughout the South, Southwest and Southeast. That company's estimated annual revenues are one hundred million dollars.

     DR. RUDOLF GALLONT, a nominee, is Vice President, Medical and Surgical Program, of Universal HealthWatch, Inc. Dr. Gallont is internationally renowned for his efforts to develop a bovine-based artificial blood substitute and was the first human to be successfully infused with this product. His work was awarded a gold medal by the United Nations General Assembly in 1990. He also was instrumental in developing a diagnostic device that detects the presence of cholera in food, water and humans within five minutes. He is a native Guatemalan and is the head of organ transplant services at Guatemalan General Hospital.

Executive Officers Other Than Nominees
- --------------------------------------

     ANTHONY SEBRO, has been the Secretary and Treasurer of the Company since July 29, 1996.

Committees of the Board of Directors

     The Company's Board of Directors has no standing Compensation, Audit or Nominating Committees.

     The Board of Directors met four times during 1995. Each director attended all meetings of the Board of Directors except that Richard Ernest and Theodore Thomas were both absent on 9/9/95.

Executive Compensation

     No officer of the Company received compensation of $100,000 or more in any of the Company's last three years. Frank J. Cooney, who was the Company's Chief Executive Officer and a director up until July of 1996 received compensation of $73,100 in 1995, $38,000 in 1994 and $48,000 in 1993.

     There were no pension, profit sharing or long term incentive plans nor stock options or stock appreciation rights plans nor any non-cash compensation in effect during any of the past three years. None of the Company's employees are party to any employment agreement.

                          SUMMARY COMPENSATION TABLE

                                                                                Long-Term Compensation
                                                                      -------------------------------------------
                                  Annual Compensation                         Awards                Payouts
                         ----------------------------------------     ---------------------------  --------------
                                                            Other     Restricted                                All Other
                                                            Annual     Stock                          LTIP       Compen-
Name and Principal                Salary     Bonus         Compen-     Award(s)      Options/       Payouts      sation
     Position             Year     ($)       ($)           sation($)    ($)          SARs(#)          ($)          ($)
- -------------------------------------------------------------------------------------------------------------------------
Frank J. Cooney           1995    $73,100     0               0         0             5,000            0            0
President, Treasurer      1994    $38,000     0               0         0                 0            0            0
                          1993    $48,000     0               0         0                 0            0            0

     The following table provides information related to options to purchase the Company's Common Stock granted to the named executive officers during the fiscal year ended December 31, 1995, and the number and value of such options held as of the end of such fiscal year. The Company has never granted any stock appreciation rights to its executives.

                    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                     Potential Realizable
                                                                                       Value at Assumed
                                                                                         Annual Rates
                                                                                        of Stock Price
                                                                                       Appreciation for
     Individual Grants                                                                    Option Term
- --------------------------------------------------------------------------------   -------------------------
                     Number of
                    Securities    % of Total
                    Underlying   Options/SARs
                     Options/     Granted to
                       SARs      Employees in  Exercise or Base
      Name          Granted (#)  Fiscal Year     Price ($/Sh)     Expiration Date  5% ($)/(1)/  10% ($)/(1)/
      ----          ----------   ------------  ----------------   ---------------  -----------  ------------
Frank J. Cooney       5,000          20%            $5.00            09/30/96        $1,250        $2,500

______________________

/(1)/ The amounts disclosed in these columns, which reflect appreciation of the Company's Common Stock price at the 5% and 10% rates dictated by the Securities and Exchange Commission, are not intended to be a forecast of the Company's Common Stock price and are not necessarily indicative of the actual values which may be realized. These assumed rates of 5% and 10% would result in the Company's Common Stock price increasing from $5.00 at the date of grant to approximately $5.25 and $5.50 per share, respectively.

     The following table provides information related to options to purchase the Company's Common Stock exercised by the named executive officers during the fiscal year ended December 31, 1995, and the number and value of such options and warrants held as of the end of such fiscal year:

AGGREGATED OPTION/SAR EXERCISED IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES


                                                         Number of Securities Underlying   Value of Unexercised In-the-
                                                           Unexercised Options/SARs at       Money Options/SARs at
                   Shares Acquired on   Value Realized             Year End (#)               Fiscal Year End ($)
      Name            Exercise (#)           ($)            Exercisable/Unexercisable        Exercisable/Unexercisable
      ----         ------------------   --------------   -------------------------------   ----------------------------
Frank J. Cooney           0                   0                      5,000/0                       ______/(1)//0



(1) Based on closing high bid price at close of trading on last business day of year.

Compensation of Directors
- -------------------------

     Directors are not paid any compensation for the undertaking of their duties as such other than a fee of $500 per meeting plus any out of pocket expenses incurred in attending meetings. Directors were issued options in 1995 to purchase up to 5,000 shares of the Company's Common Stock at $5.00 per share.

Compliance with Section 16(a) of the Securities Exchange Act of 1934
- --------------------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5's were required, the Company believes that during calendar year 1995, all Section 16(a) filing requirements applicable to the officers, directors and ten-percent beneficial owners were complied with.

Board of Directors Affiliations and Related Transactions
- --------------------------------------------------------

     Dr. Erick Gray, a director, is also Chairman and Chief Executive Officer of Universal Health Watch, Inc., the licensor to the Company under its license agreement to sell and distribute medical tests. Universal Health Watch, Inc. is controlled by the Vincent D. Celentano family, which through the Celentano Family Limited Partnership, is also a principal shareholder of the Company.

Proposal Two - Change in Company's Name
               ------------------------

     The Company's Board of Directors has authorized an amendment to the Company's Articles of Incorporation that would change the Company's name to Medical Diagnostic Products, Inc. Due to the Company's recent acquisition, through a merger with its wholly-owned subsidiary Holdings, the focus of the Company's business has changed to the sale of medical tests, and the Company believes a change in name will better characterize the Company's operations. See "Recent Merger."

     The proposed amendment would replace Article One in its entirety and substitute the following in lieu thereof:

     ARTICLE ONE - NAME.  The name of the Corporation shall be: Medical
     ------------------
     Diagnostic Products, Inc.

Vote Required for Approval of Change in Name
- --------------------------------------------

     The Company's Board of Directors has authorized an amendment to the Company's Articles of Incorporation which would change the Company's name as provided above. The amendment would not be effective, however, until holders of at least the majority of the total outstanding shares of common stock approve the amendment.

Proposal Three - Proposed Sale of Construction Business Segment
                 ----------------------------------------------

     The Company's Board of Directors has authorized the sale of certain construction contracts to a company controlled by Frank J. Cooney, the former President and director of the Company. The proposal contemplates the purchase of Bimini Sands (a Bahamian Job) construction contracts and one other incomplete Florida contract from the Company. Under the terms of the proposal, as management understands it, the purchaser would pay a particular list of construction bills outstanding for work on those contracts that was compiled at the end of June, 1996, as part of the consideration. The purchaser has verbally offered to pay 10% of the profit on the job under the theory that the Company has currently completed an estimated 10% of the job. Construction bills for that work continue to be received by the Company. Management has engaged auditors to perform a certified audit for the six months ending June 30, 1996, so that a fair cutoff period for that job work may be established, and the accounts payable and receivable for that work may be evaluated. Management proposes (i) that the contracts be sold to Mr. Cooney's company based on the fair valuation of the accounts payable and receivable for the construction work as of July 1, 1996, (ii) that the assumption of all accounts payable, or paid and the accounts receivable, or received for said work after said July 1, be treated as an exchange for the contracts, (iii) that the Company receive a hold harmless agreement for claims arising from said work, (iv) that personal property of the Company be valued separately and the Cooney company be allowed to acquire needed personal property at fair market value, (v) that the Cooney company agree to pay outstanding construction bills that are in the Company's name in a prompt manner and be secured with Company stock owned by Mr. Cooney, and (vi) that 10% or an amount that is determined to be a fair share of the construction profits is agreed to be paid to the Company on such contracts. After the auditors have completed their work, and before the shareholder meeting, management expects to be able to finalize an agreement in accordance with the above terms with Mr. Cooney subject to shareholder approval, at the annual meeting, that is supported by the audit.

Vote Required for Ratification of Sale of Construction Business Segment
- -----------------------------------------------------------------------

     The Company's Board of Directors has authorized the sale of the Company's construction contracts as described above. The Board of Directors request that such authorization be ratified by the holders of at least a majority of the total outstanding shares of common stock and that such holders authorize the Board of Directors to take whatever action they deem appropriate in connection therewith.

Proposal Four - Selection of Auditors
                ---------------------

     The Board of Directors have selected and approved the firm of Ahearn, Jasco + Company, P.A. as the principal independent certified public accountants to audit the financial statements of the Company for 1996, subject to ratification by the shareholders. A representative of the firm of Ahearn, Jasco + Company, P.A. is expected to be available in person or by telephone during the annual meeting and will have an opportunity to make a statement if they so desire and may be available to respond to appropriate questions.

Stockholder Proposals for 1997 Information Statement
- ----------------------------------------------------

     Proposals by shareholders for inclusion in the Company's Proxy or Information Statement relating to the 1997 Annual Meeting of Stockholders, which is scheduled to be held on September 10, 1997, should be addressed to the Secretary, Novatek International, Inc., 8990-H Route 108, Columbia, Maryland 21044, and must be received at such address no later than April 10, 1997. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy or Information Statement in accordance with applicable law. It is suggested that such proposal be forwarded by certified mail, return receipt requested.

Other Matters to Be Acted Upon at the Meeting
- ---------------------------------------------

     The management of the Company knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

                                       BY ORDER OF THE
                                       BOARD OF DIRECTORS

Dated:  September 10, 1996
                                       ________________________________
                                       Anthony Sebro, Secretary